American Airlines, Inc. Series 2017-2 EETC Upsize Investor Presentation July 2017 Issuer Free Writing Prospectus Filed pursuant to Rule 433(d) Registration No. 333-216167-01 July 31, 2017

Cautionary Statement Regarding Forward-Looking Statements and Information This document includes forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 (especially in Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A, Risk Factors) and in the Company’s other filings with the Securities and Exchange Commission (the “SEC”), and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. This Investor Presentation highlights basic information about the issuer and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC (“Goldman Sachs”) toll-free at 1-866-471-2526, Credit Suisse Securities (USA) LLC (“Credit Suisse”) toll-free at 1-800-221-1037, or Deutsche Bank Securities Inc. (“Deutsche Bank”) toll-free at 1-800-503-4611.

2017-2 EETC Upsize Offering

Transaction Overview American Airlines, Inc. (“American”) intends to issue $796,898,000 in aggregate face amount of Pass Through Certificates, Series 2017-2 (“American 2017-2”), in two classes, Class AA Certificates and Class A Certificates, collectively the “Certificates,” as follows: Class AA Certificates: $544,644,000 Class A Certificates: $252,254,000 The proceeds from the offering will be used by American to finance 30 aircraft that were delivered new to American between October 2015 and August 2016 or are scheduled to be delivered to American between September 2017 and April 2018: Three (3) Boeing 737-800 aircraft Nine (9) Boeing 737 MAX 8 aircraft Three (3) Boeing 787-9 aircraft Fifteen (15) Embraer ERJ 175 LR aircraft The Certificates offered in the American 2017-2 transaction will consist of two amortizing tranches of debt: Class AA senior tranche amortizing over 12.2 years, with a 38.4% / 38.4% initial / max loan-to-value ratio (“LTV”)1 Class A subordinated tranche amortizing over 12.2 years, with a 56.2% / 56.2% initial / max1 LTV American will retain the option to issue additional series of Certificates at any time The transaction’s legal structure will be largely consistent with American’s Series 2017-1 EETC Standard cross-collateralization, cross-default and buy-out rights Two tranches of cross-subordinated and cross-defaulted debt 18-month Liquidity Facility on the Class AA and Class A Certificates Waterfall with preferred junior interest Depositary: Natixis S.A., acting through the New York branch Liquidity Facility Provider: National Australia Bank Limited Joint Structuring Agents and Lead Active Bookrunners: Goldman Sachs, Credit Suisse and Deutsche Bank 4 1 Initial Loan to Value ratio (“LTV”) calculated as of April 15, 2018, the first regular distribution date after all aircraft are scheduled to have been delivered. Maximum LTV ratio calculated as of first regular distribution date.

2017-2 EETC Structural Summary 1 Initial Loan to Value ratio (“LTV”) calculated as of April 15, 2018, the first regular distribution date after all aircraft are scheduled to have been delivered. Maximum LTV ratio calculated as of first regular distribution date. 2Each series of Equipment Notes will mature on the Final Expected Distribution Date for the related class of Certificates. 3The Final Legal Distribution Date for each of the Class AA Certificates and Class A Certificates is the date that is 18 months after the Final Expected Distribution Date for that class of Certificates, which represents the period corresponding to the applicable Liquidity Facility coverage of three successive semiannual interest payments. Class AA Class A Face Amount $544,644,000 $252,254,000 Expected Ratings (Moody’s / Fitch) Aa3 / AA A2 / A Initial LTV / Maximum LTV1 38.4% / 38.4% 56.2% / 56.2% Weighted Average Life 8.7 years 8.7 years Regular Distribution Dates April 15 and October 15 April 15 and October 15 Final Expected Distribution Date2 October 15, 2029 October 15, 2029 Final Legal Distribution Date3 April 15, 2031 April 15, 2031 Section 1110 Protection Yes Yes Liquidity Facility Three semiannual interest payments Depositary Proceeds from the issuance will be held in escrow with the Depositary and withdrawn to purchase Equipment Notes as the aircraft are financed

Overview of the Collateral Pool

Comparing 2017-2 to Existing Market Precedents

	American Airlines 2016-3[1]	American Airlines 2017-1[2]	American Airlines 2017-2
Corporate Rating at Issuance (M / S / F)	Ba3 / BB- / BB-	Ba3 / BB- / BB-	Ba3 / BB- / BB-
Class AA			
Initial Principal Amount	$557,654,000	$536,811,000	$544,644,000
Equipment Note Advance	38.1%	38.0%	39.0%
Initial / Max LTV	38.7%[3] / 38.7%	38.6%[4] / 38.6%	38.4%[5] / 38.4%
Maturity / Average Life (yrs)	12.0 / 8.8	12.1 / 8.8	12.2 / 8.7
Initial/ Requested Rating (M / S / F)	Aa3 / AA+ / --	Aa3 / -- / AA	Aa3 / -- / AA
Notches above CCR (M /S / F)	**+9 / +11 / +--**	**+9 / +-- / +10**	**+9 / +-- / +10**
Coupon	3.000%	3.650%	[ ]
Class A			
Initial Principal Amount	$256,143,000	$248,627,000	$252,254,000
Equipment Note Advance	55.6%	55.6%	56.0%
Initial / Max LTV	56.4%[3] / 56.4%	56.4%[4] / 56.4%	56.2%[5] / 56.2%
Maturity / Average Life (yrs)	12.0 / 8.8	12.1 / 8.8	12.2 / 8.7
Initial/ Requested Rating (M / S / F)	A2 / A+ / --	A2 / -- / A	A2 / -- / A
Notching Uplift (M / S / F)	**+7 / +8 / +--**	**+7/ +-- / +7**	**+7 / +-- / +7**
Coupon	3.250%	4.000%	[ ]
Collateral	25x 2016-2017 new/vintage aircraft	24x 2017 new aircraft	30x 2015-2018 new/vintage aircraft
	• 5x A321-200S • 8x 737-800W • 4x 787-9 • 8x ERJ 175LR	• 10x A321-200S • 3x 737-800 • 3x 787-8 • 1x 787-9 • 7x ERJ 175LR	• 3x 737-800 • 9x 737 MAX 8 • 3x 787-9 aircraft • 15x ERJ 175LR
Body Type Mix	45.3% N / 38.5% W / 16.2% R	49.5% N / 35.7% W / 14.8% R	42% N / 30% W / 28% R
Initial New / Vintage Mix	93.5% New / 6.5% in-service	100% New	72% New / 28% vintage
Initial Weighted Average Pool Age	0.0 years	0.0 years	0.4 years

[1] American Airlines 2016-3 Prospectus Supplement.
[2] American Airlines 2017-1 Prospectus Supplement.
[3] Initial LTV measured as of April 15, 2017, the first payment date following the expected delivery of all aircraft into the respective transaction.
[4] Initial LTV measured as of August 15, 2017, the first payment date following the expected delivery of all aircraft into the respective transaction.
[5] Initial LTV measured as of April 15, 2018, the first payment date following the expected delivery of all aircraft into the transaction.

7

Aircraft Pool

- American has obtained maintenance adjusted Base Value Desktop Appraisals from three appraisers (AISI, BK and mba)[1]
- Aggregate aircraft appraised value of approximately $1,433 million[2]
- Appraisals indicate collateral cushions as of the first regular distribution date of 61.6% and 43.8% on the Class AA and Class A Certificates, respectively[3] , which are expected to increase over time as the debt amortizes

Aircraft Number	Aircraft Type	Manufacturer's Serial Number	Registration Number	Body Type	Engine Type	MTOW (lbs)	Month of Delivery	Maintenance Adjusted Base Value ($MM)			
								AISI	BK	MBA	LMM[2]
1	737-800	31275	N354PT	Narrowbody	CFM56-7B	158,500	Oct-17	$48,970,000	$46,950,000	$47,290,000	$47,290,000
2	737-800	33348	N355PU	Narrowbody	CFM56-7B	158,500	Nov-17	49,050,000	46,950,000	47,330,000	47,330,000
3	737-800	33349	N359PX	Narrowbody	CFM56-7B	158,500	Dec-17	49,140,000	46,950,000	47,370,000	47,370,000
4	737 MAX 8	44459	N324RA	Narrowbody	CFM LEAP1B	181,200	Sep-17	50,270,000	51,400,000	50,570,000	50,570,000
5	737 MAX 8	44463	N304RB	Narrowbody	CFM LEAP1B	181,200	Oct-17	50,360,000	51,650,000	50,620,000	50,620,000
6	737 MAX 8	44465	N306RC	Narrowbody	CFM LEAP1B	181,200	Nov-17	50,440,000	51,650,000	50,660,000	50,660,000
7	737 MAX 8	44446	N308RD	Narrowbody	CFM LEAP1B	181,200	Dec-17	50,520,000	51,650,000	50,700,000	50,700,000
8	737 MAX 8	44447	N303RE	Narrowbody	CFM LEAP1B	181,200	Feb-18	50,690,000	51,900,000	50,780,000	50,780,000
9	737 MAX 8	44451	N310RF	Narrowbody	CFM LEAP1B	181,200	Feb-18	50,690,000	51,900,000	50,780,000	50,780,000
10	737 MAX 8	44448	N303RG	Narrowbody	CFM LEAP1B	181,200	Mar-18	50,770,000	51,900,000	50,830,000	50,830,000
11	737 MAX 8	44449	N314RH	Narrowbody	CFM LEAP1B	181,200	Apr-18	50,860,000	52,150,000	50,870,000	50,870,000
12	737 MAX 8	44455	N315RJ	Narrowbody	CFM LEAP1B	181,200	Apr-18	50,860,000	52,150,000	50,870,000	50,870,000
13	787-9	40638	N832AA	Widebody	GEnx-1B74_75	560,000	Nov-17	142,910,000	145,900,000	143,320,000	143,320,000
14	787-9	40645	N833AA	Widebody	GEnx-1B74_75	560,000	Dec-17	143,150,000	145,900,000	143,440,000	143,440,000
15	787-9	40653	N834AA	Widebody	GEnx-1B74_75	560,000	Feb-18	143,620,000	146,600,000	143,680,000	143,680,000
16	ERJ 175 LR	17000511	N215NN	Regional	CF34-8E5	85,517	Oct-15	26,300,000	25,230,000	27,290,000	26,273,333
17	ERJ 175 LR	17000513	N216NN	Regional	CF34-8E5	85,517	Oct-15	26,310,000	25,200,000	27,290,000	26,266,667
18	ERJ 175 LR	17000515	N217NN	Regional	CF34-8E5	85,517	Nov-15	26,300,000	25,190,000	27,450,000	26,300,000
19	ERJ 175 LR	17000523	N220NN	Regional	CF34-8E5	85,517	Nov-15	26,550,000	25,320,000	27,450,000	26,440,000
20	ERJ 175 LR	17000525	N221NN	Regional	CF34-8E5	85,517	Dec-15	26,590,000	25,900,000	27,610,000	26,590,000
21	ERJ 175 LR	17000528	N222NS	Regional	CF34-8E5	85,517	Dec-15	26,650,000	25,930,000	27,610,000	26,650,000
22	ERJ 175 LR	17000529	N223NN	Regional	CF34-8E5	85,517	Dec-15	26,650,000	25,920,000	27,610,000	26,650,000
23	ERJ 175 LR	17000536	N224NN	Regional	CF34-8E5	85,517	Feb-16	27,220,000	26,030,000	27,950,000	27,066,667
24	ERJ 175 LR	17000537	N225NN	Regional	CF34-8E5	85,517	Feb-16	27,240,000	26,050,000	27,950,000	27,080,000
25	ERJ 175 LR	17000566	N234JW	Regional	CF34-8E5	85,517	Jun-16	27,390,000	26,370,000	28,640,000	27,390,000
26	ERJ 175 LR	17000567	N235NN	Regional	CF34-8E5	85,517	Jun-16	27,360,000	26,330,000	28,640,000	27,360,000
27	ERJ 175 LR	17000572	N236NN	Regional	CF34-8E5	85,517	Jul-16	27,430,000	26,600,000	28,810,000	27,430,000
28	ERJ 175 LR	17000575	N237NN	Regional	CF34-8E5	85,517	Jul-16	27,470,000	26,590,000	28,810,000	27,470,000
29	ERJ 175 LR	17000584	N238NN	Regional	CF34-8E5	85,517	Aug-16	27,620,000	26,380,000	28,980,000	27,620,000
30	ERJ 175 LR	17000586	N239NN	Regional	CF34-8E5	85,517	Aug-16	27,580,000	26,720,000	28,980,000	27,580,000
Assumed Total								$1,436,960,000	$1,435,360,000	$1,450,180,000	$1,433,276,667

[1] Aircraft Information Services, Inc. ("AISI"), BK Associates, Inc. ("BK") and Morten Beyer & Agnew ("mba").
[2] Appraised value equals the lesser of the mean and median ("LMM") of the maintenance adjusted Base Values of the appraised aircraft. In the case of the Embraer ERJ 175 LR aircraft, such appraisals indicate the appraised base value of such Aircraft, and are adjusted to reflect the maintenance status of such Aircraft or otherwise take such maintenance status into account at or around the time of the related appraisal and, in the case of the Aircraft not yet delivered to American, the appraisals indicate the appraised base value projected as of the scheduled delivery month and year for such Aircraft at the time of the related appraisal. The appraised values provided by AISI are presented as of June 30, 2017, and the appraised values provided by BK and mba are presented as of or around the respective dates of their appraisals in July 2017.
[3] Collateral cushion calculated as of April 15, 2018, the first regular distribution date, which coincides with date of maximum LTV.

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Young and Diversified Portfolio 9 Aircraft Type Narrowbody / Widebody / Regional New Delivery / Vintage By Delivery Date: 0.4 Years Average Age1,2 1Calculated by LMM of the base value of the aircraft as appraised. In the case of the Embraer ERJ 175 LR aircraft, such appraisals indicate the appraised base value of such Aircraft, and are adjusted to reflect the maintenance status of such Aircraft or otherwise take such maintenance status into account at or around the time of the related appraisal and, in the case of the Aircraft not yet delivered to American, the appraisals indicate the appraised base value projected as of the scheduled delivery month and year for such Aircraft at the time of the related appraisal. The appraised values provided by AISI are presented as of June 30, 2017, and the appraised values provided by BK and mba are presented as of or around the respective dates of their appraisals in July 2017. 2As of August 14, 2017.